Exhibit 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE SECOND QUARTER 2009
COCONUT GROVE, FLORIDA, August 12, 2009 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the three- and six-month periods ended June 30, 2009.
Discussion and Results
Raúl Alarcón, Jr., Chairman and CEO, commented, “During the second quarter, we continued to implement our multi-platform growth strategy, while maintaining a disciplined approach to cost-management. Our overall results were impacted by the continued nationwide advertising slowdown, offset in part by our success in reducing expenses via our restructuring plan. Despite current macro-economic challenges impacting all media, we remain focused on further strengthening our content and delivering valuable audiences to national and local advertisers. Given the strength of our brands and the continued expansion and growing influence of the Hispanic population, we remain optimistic about our ability to return to top-line growth as the economy recovers.”
Quarter Results
For the quarter ended June 30, 2009, consolidated net revenue totaled $37.1 million compared to $45.2 million for the same prior year period, resulting in a decrease of $8.1 million or 18%. This consolidated decrease was mainly attributable to the decrease in our radio segment net revenue of $7.8 million or 19%. Our radio segment net revenue decreased due to lower local and national sales caused mainly by the decline in economic conditions. The decrease in local sales occurred in all of our markets, with the exception of our Puerto Rico market. The decrease in national sales occurred in all of our markets.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs, a non-GAAP measure, totaled $11.0 million compared to $8.4 million for the same prior year period, representing an increase of $2.6 million or 31%. This increase was primarily attributed to the decreases in station operating expenses of $9.4 million and corporate expenses of $1.4 million, offset by a decrease in net revenue of $8.1 million. Please refer to the Unaudited Segment Data and Non-GAAP Financial Measures sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $9.4 million compared to an operating loss of $(389.3) million for the same prior year period. The increase in operating income was mainly due to the decrease in our impairment of FCC broadcasting licenses and restructuring costs of $396.2 million. Also contributing to the increase in operating income was a decrease in our operating expenses and corporate expenses, offset by a decrease in our net revenue. Please refer to the Impairment of FCC Broadcasting Licenses and Restructuring Costs sections for detailed discussions.
Income before income taxes totaled $2.4 million compared to a loss before income taxes of $(394.6) million for the same prior year period.
Six-month Results
For the six-months ended June 30, 2009, consolidated net revenue totaled $64.8 million compared to $81.6 million for

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the same prior year period, resulting in a decrease of $16.8 million or 21%. This consolidated decrease was mainly attributable to the decrease in our radio segment net revenue of $16.7 million or 23%. Our radio segment net revenue decreased due to lower local and national sales caused mainly by the decline in economic conditions. The decrease in local sales occurred in all of our markets, with the exception of our Chicago market. The decrease in national sales occurred in all of our markets.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs, a non-GAAP measure, totaled $13.6 million compared to $7.0 million for the same prior year period, representing an increase of $6.6 million or 94%. This increase was primarily attributed to the decreases in station operating expenses of $21.3 million and corporate expenses of $2.1 million, offset by a decrease in net revenue of $16.8 million. Please refer to the Unaudited Segment Data and Non-GAAP Financial Measures sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating loss totaled $(0.2) million compared to $(392.0) million for the same prior year period. The decrease in operating loss was mainly due to the decrease in impairment of FCC broadcasting licenses and restructuring costs of $385.6 million. Also contributing to the decrease in operating loss was a decrease in our operating expenses and corporate expenses, offset by a decrease in our net revenue. Please refer to the Impairment of FCC Broadcasting Licenses and Restructuring Costs sections for detailed discussions.
Loss before income taxes totaled $(10.9) million compared to $(400.5) million for the same prior year period.
Impairment of FCC Broadcasting Licenses
For the six-months ended June 30, 2009, we recorded a non-cash impairment loss of approximately $10.1 million that reduced the carrying values of our FCC broadcasting licenses in our Chicago and San Francisco markets as a result of our SFAS No. 142 impairment testing of our indefinite-lived intangible assets and goodwill. The impairment loss was due to changes in estimates and assumptions which were primarily: (a) lower industry advertising revenue growth projections in our respective markets, and (b) lower industry profit margins.
Restructuring Costs
As a result of the decrease in the demand for advertising and the continued deterioration of the economy, we began to implement a restructuring plan in the third quarter of fiscal year 2008 to reduce expenses throughout the Company. We have incurred restructuring costs totaling $3.0 million to date, which includes $0.6 million for the six-months ended June 30, 2009, related to the termination of various programming contracts and personnel. In addition, we continue to review further cost-cutting measures, as we continue to evaluate the scope and duration of the current economic slowdown and its impact on our operations and financial position.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as leading radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events in the major U.S. markets and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such

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forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.
(Financial Table Follows)

Contacts:
Analysts and Investors Joseph A. García Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary (305) 441-6901	Analysts, Investors or Media Chris Plunkett Brainerd Communicators, Inc. (212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the three- and six-month periods ended June 30, 2009 and 2008.

	Three-Months Ended June 30,		Six-Months Ended June 30,
Amounts in thousands	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net revenue	$37,052	45,180	$64,846	81,613
Station operating expenses	23,697	33,087	46,064	67,330
Corporate expenses	2,312	3,672	5,173	7,265
Depreciation and amortization	1,570	1,442	3,163	2,804
Gain on the disposal of assets, net	(26)	(2)	(15)	(5)
Impairment of FCC broadcasting licenses and restructuring costs	70	396,252	10,686	396,252

Operating income (loss)	9,429	(389,271)	(225)	(392,033)
Interest expense, net	(6,701)	(5,315)	(13,118)	(10,399)
Changes in fair value of derivative instrument	(366)	—	2,490	—
Other income, net	1	—	1	1,928

Income (loss) before income taxes	2,363	(394,586)	(10,852)	(400,504)
Income tax expense (benefit)	1,904	(100,532)	(365)	(100,532)

Net income (loss)	459	(294,054)	(10,487)	(299,972)

Dividends on Series B preferred stock	(2,482)	(2,417)	(4,964)	(4,834)

Net loss applicable to common stockholders	$(2,023)	(296,471)	$(15,451)	(304,806)

Net loss per common share:
Basic and Diluted	$(0.03)	(4.09)	$(0.21)	(4.21)

Weighted average common shares outstanding:
Basic and Diluted	72,502	72,405	72,502	72,405

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Non-GAAP Financial Measures
Included below are tables that reconcile the three- and six-month ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income (Loss) to Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Three-Months Ended June 30,		%
(Amounts in millions)	2009	2008	Change

Operating Income (Loss)	$9.4	(389.3)
add back: Gain on the disposal of assets, net	—	—
add back: Impairment of FCC broadcasting licenses and restructuring costs	—	396.3
add back: Depreciation & amortization	1.6	1.4

Operating Income before Depreciation & Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring Costs	$11.0	8.4	31%

UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Six-Months Ended June 30,		%
(Amounts in millions)	2009	2008	Change

Operating Loss	$(0.2)	(392.0)
add back: Gain on the disposal of assets, net	—	—
add back: Impairment of FCC broadcasting licenses and restructuring costs	10.7	396.2
add back: Depreciation & amortization	3.1	2.8

Operating Income before Depreciation & Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring Costs	$13.6	7.0	94%

Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income (Loss) before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs, is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

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Unaudited Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Three-Months Ended				Six-Months Ended
	June 30,		Change		June 30,		Change
	2009	2008	$	%	2009	2008	$	%

Net revenue:
Radio	$33,189	41,008	(7,819)	(19%)	$57,365	74,034	(16,669)	(23%)
Television	3,863	4,172	(309)	(7%)	7,481	7,579	(98)	(1%)

Consolidated	$37,052	45,180	(8,128)	(18%)	$64,846	81,613	(16,767)	(21%)

Operating income before depreciation and amortization, (gain) loss on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs:
Radio	$15,782	16,124	(342)	(2%)	$23,415	22,012	1,403	6%
Television	(2,427)	(4,031)	1,604	(40%)	(4,633)	(7,729)	3,096	(40%)
Corporate	(2,312)	(3,672)	1,360	(37%)	(5,173)	(7,265)	2,092	(29%)

Consolidated	$11,043	8,421	2,622	31%	$13,609	7,018	6,591	94%

Depreciation and amortization:
Radio	$780	784	(4)	(1%)	$1,593	1,580	13	1%
Television	552	277	275	99%	1,090	444	646	145%
Corporate	238	381	(143)	(38%)	480	780	(300)	(38%)

Consolidated	$1,570	1,442	128	9%	$3,163	2,804	359	13%

(Gain) loss on the disposal of assets, net:
Radio	$(12)	(2)	(10)	500%	$(20)	(5)	(15)	300%
Television	—	—	—	0%	19	—	19	100%
Corporate	(14)	—	(14)	100%	(14)	—	(14)	100%

Consolidated	$(26)	(2)	(24)	1200%	$(15)	(5)	(10)	200%

Impairment of FCC broadcasting licenses and restructuring costs:
Radio	$66	379,415	(379,349)	(100%)	$10,614	379,415	(368,801)	(97%)
Television	—	16,837	(16,837)	(100%)	24	16,837	(16,813)	(100%)
Corporate	4	—	4	100%	48	—	48	100%

Consolidated	$70	396,252	(396,182)	(100%)	$10,686	396,252	(385,566)	(97%)

Operating income (loss):
Radio	$14,948	(364,073)	379,021	(104%)	$11,228	(358,978)	370,206	(103%)
Television	(2,979)	(21,145)	18,166	(86%)	(5,766)	(25,010)	19,244	(77%)
Corporate	(2,540)	(4,053)	1,513	(37%)	(5,687)	(8,045)	2,358	(29%)

Consolidated	$9,429	(389,271)	398,700	(102%)	$(225)	(392,033)	391,808	(100%)

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Selected Unaudited Balance Sheet Information and Other Data:

As of June 30,
(Amounts in thousands)	2009

Cash and cash equivalents	$37,056

Total assets	$477,132

Senior secured credit revolver due 2010	$15,000
Senior secured credit facility term loan due 2012	311,187
Other debt	7,273

Total debt	$333,460

Series B preferred stock	$92,349

Total stockholders’ deficit	$(50,024)

Total capitalization	$375,785

	For the Six-Months Ended June 30,
(Amounts in thousands)	2009	2008

Capital expenditures	$547	12,379

Cash paid for income taxes, net	$22	10